Exhibit 99.1

Contacts:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT ANNOUNCES APPOINTMENT OF VICE PRESIDENT - LOGISTICS AND CIO

Philadelphia, PA — July 5, 2011 — Lannett Company, Inc. (NYSE AMEX: LCI) today announced the promotion of Robert Ehlinger to vice president of logistics and chief information officer.

“Robert’s promotion represents our belief that an effective supply chain operation is critical to our improved efficiency and continued growth,” said Arthur Bedrosian, Lannett’s president and chief executive officer.  “His knowledge of the company combined with extensive information technology experience will allow us to better focus on utilizing technology to drive productivity gains.”

Ehlinger’s new responsibilities will include overseeing the company’s effort to integrate and deploy supply chain technologies, such as RFID and 2D barcodes, that support the pharmaceutical industry initiatives Track and Trace; and reduce costs by increasing the pace of automation.  In addition, he will assist with the company’s plans to vertically integrate and establish a specialty brand division, and direct Lannett’s social media activities.

Ehlinger joined Lannett in 2006 as chief information officer.  Earlier, he was vice president of information technology at MedQuist, Inc., a healthcare services provider, where during his 10-year tenure he held a number of operational and technology positions.  Prior to MedQuist, Ehlinger served as corporate director of information technology for Kennedy Health Systems, supporting acute care and ambulatory care health information systems and biomedical support services.  Previously, Ehlinger worked for Dowty Communications, where he served in various technical and operational support roles prior to taking on the role of international distribution sales executive managing the Latin America sales distribution channels.  Ehlinger earned a bachelor’s of arts degree in physics from Gettysburg College in Gettysburg, Pennsylvania.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

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